Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

TOYOTA MOTOR CREDIT CORPORATION

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Other	Debt Securities (Floating Rate Notes due 2028)	(1)	457(r)	500,000	$1,000.00	$500,000,000.00	0.0001531	$76,550.00
Fees to be Paid	Other	Debt Securities (4.050% Notes due 2028)	(2)	457(r)	800,000	998.77	799,016,000.00	0.0001531	122,329.35
Fees to be Paid	Other	Debt Securities (4.650% Notes due 2032)	(3)	457(r)	700,000	999.83	699,881,000.00	0.0001531	107,151.78

Total Offering Amounts:							$1,998,897,000.00		$306,031.13
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$306,031.13

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Offering Note(s)

(1)	The filing fee paid with this filing pursuant to Rule 457(r) under the Securities Act of 1933, as amended (the "Securities Act"), was originally deferred in accordance with Rule 456(b) under the Securities Act.
(2)	Please see Offering Note (1)
(3)	Please see Offering Note (1)

Narrative Disclosure

The maximum aggregate offering price of the securities to which the prospectus relates is $1,998,897,000.00. The prospectus is a final prospectus for the related offerings.